Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRAXAIR, INC.

FIRST. The name of the corporation is Praxair, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to engage in any and all activities necessary or incidental to the foregoing.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1 share of Common Stock, and the par value of such share is $0.01.

FIFTH. The name and mailing address of the incorporator is Guillermo Bichara, 10 Riverview Drive, Danbury, CT 06810-6268.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH. The number of directors of the corporation shall be fixed from time to time in the manner provided in the by-laws of the corporation. Each director shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.